XG TECHNOLOGY CLOSES ON DEBT FINANCING
Proceeds to be Used for Additional Working Capital Purposes

SARASOTA, FL—December 4, 2018 — xG Technology, Inc. (“xG” or the “Company”) (Nasdaq: XGTI, XGTIW), whose IMT and Vislink brands are recognized as the global leaders in live video communications in the broadcast, law enforcement and defense markets, today announced that it closed on a $2 million tranche of $3.5 million debt financing in principal amount of 10% Senior Secured Convertible Debentures to institutional investors. The Debentures were issued pursuant to a Securities Purchase Agreement dated December 3, 2018. The proceeds will be used for additional working capital purposes.

About xG Technology, Inc.

xG Technology’s IMT and Vislink brands are recognized as the global leaders in live video communications and are trusted suppliers to tier-1 customers in broadcast/sports/entertainment, and law enforcement/public safety/defense markets. Their products are recognized for high levels of performance, reliability, build quality, extended operating ranges and compact form factors. In the broadcast, sports and entertainment sectors, IMT and Vislink provide high-definition communication links to reliably capture, transmit and manage live event footage. In the law enforcement, public safety & defense markets, IMT and Vislink provide secure video communications and mission-critical solutions to local, national and international agencies and organizations. More information can be found at www.imt-solutions.com and www.vislink.com.

Based in Sarasota, Florida, xG Technology has over 80 patents and pending patent applications. xG is a publicly traded company listed on the NASDAQ Capital Market (symbol: XGTI) For more information, please visit www.xgtechnology.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. This press release is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

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For More Information

xG Technology:	Investor Relations:
Daniel Carpini	John Marco/CORE IR
941-953-9035	516-222-2560
daniel.carpini@xgtechnology.com	johnm@coreir.com